Exhibit 107

CALCULATION OF FILING FEE TABLE

Form F-4

(Form Type)

Specialty Copper Listco Plc
(Exact Name of Registrant as Specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	PubCo Public Shares, par value of £1 per share(3)	457(f)(1)	14,751,049	$11.04(4)	$162,851,578.22	0.00014760(5)	$24,036.89
	Equity	PubCo Shares, par value of £1 per share(6)	457(g)	9,990,054	$11.73(7)	$117,133,383.15	0.00014760(5)	$17,288.89
	Other	PubCo Public Warrants(8)	457(f)(1)	9,990,054	-(9)	-	-	-
Total Offering Amounts						$279,984,961.37		$41,325.78
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$41,325.78

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee.
(3)	Previously SEDA Class A Shares trading on the New York Stock Exchange (“NYSE”) converted into PubCo ordinary shares (“PubCo Public Shares”) on an exchange ratio of 1.119375.
(4)	Pursuant to Rule 457(f)(1) of the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price for the PubCo Public Shares is an amount equal to $11.04, the average of the high ($11.05) and low ($11.03) prices of SEDA Class A Shares on the NYSE on May 10, 2024.
(5)	Determined in accordance with Section 6(b) of the Securities Act, a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.
(6)	Previously SEDA Class A Shares converted into PubCo ordinary shares (“PubCo Shares”) on an exchange ratio of 1.00, underlying the PubCo Public Warrants.
(7)	Pursuant to Rule 457(f)(1) and 457(i) of the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price for the PubCo Shares issuable upon exercise of warrants is equal to (i) an amount equal to $0.225, the average of the high ($0.25) and low ($0.20) prices of PubCo Public Warrants (as defined in the accompanying proxy statement/prospectus) on the NYSE on May 10, 2024, and (ii) the exercise price of $11.50 per PubCo Share issuable upon exercise of such warrant.
(8)	Represents PubCo Public Warrants, each outstanding warrant will be automatically adjusted to entitle the holder to purchase one whole PubCo Share at a price of $11.50 per PubCo Share.
(9)	The maximum number of warrants and ordinary shares issuable upon exercise of the warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such warrants has been allocated to PubCo Shares underlying such warrants and those PubCo Shares are included in the registration fee as calculated in footnote (7).